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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Prospectus Supplement dated September 18, 1997 (to the Prospectus dated September 18, 1997) of PNC Mortgage Securities Corp. relating to Mortgage Pass-Through Certificates, Series 1997-6, of our report dated February 3, 1997, on our audits of the consolidated financial statements of MBIA Insurance Corporation and Subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts".

                                        /s/ Coopers & Lybrand L.L.P
                                        -------------------------------
                                        Coopers & Lybrand L.L.P.


September 18, 1997
New York, New York